March 2, 2023

Array Technologies, Inc. Announces Preliminary Financial Results for the Full Year 2022, Full Year 2023 Guidance and Earnings Release Date
Filed Notification of Late Filing on Form 12b-25 with the SEC and plans to file Form 10-K for the fiscal year ended December 31, 2022, within 15-day grace period

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Today Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions, software and services for utility-scale solar energy projects announced selected preliminary unaudited financial results for its full year ended December 31, 2022 and provided full year 2023 guidance.

The Company plans to release its full fourth quarter and full year 2022 financial results after the market close on Wednesday, March 15, 2023, to be followed by a conference call that same day at 5:00 p.m. Eastern Time.

Full Year 2022 Preliminary Unaudited Financial Results
•Revenues expected in a range of $1,620 million to $1,640 million
•Gross margin expected in the range of 13.5% to 14.0%
•Net loss expected in the range of $40 million to $42 million
•Diluted Loss Per Share expected in the range of $0.27 to $0.28
•Adjusted EBITDA(1) expected in a range of $126 million to $129 million
•Adjusted Diluted Earnings Per Share(1) expected in the range of $0.34 to $0.37
•Free Cashflow(2) expected in the range of $135 million - $137 million
•Orderbook at December 31, 2022 of $1.9 billion(3)

(1)A reconciliation of the most comparable GAAP measure to its Non-GAAP measure is included below
(2)Free Cashflow is defined as Net Cash Provided By (Used In) Operating Activities less Purchase of property, plant & equipment
(3)Orderbook consists of Awarded Orders and Executed Contracts and does not include volume commitments

“Array delivered a strong finish to the year with revenue expected to be above the high end of our full year guidance range and Adjusted EBITDA and Adjusted EPS expected to be at the midpoint of our range. Our expected full year revenue of more than $1.6 billion represents organic growth of nearly 50% and with the inclusion of STI Norland we nearly doubled the business in 2022. Gross margin grew from 9.7% in 2021 to between 13.5% and 14.0% in 2022. Inherent in those numbers is a fourth quarter gross margin between 19% and 20% which is well within the high teens to low twenties range we had provided as an exit point for the year. Adjusted EBTIDA is expected to nearly triple from $43 million in 2021 to between $126 million and $129 million in 2022 driven by the improved gross margin. Finally, we expect free cashflow to be between $135 million and $137 million for the year which is substantially higher than the $100 million we had previously forecasted. When we consider the industry backdrop in 2022, with persistent module availability and supply chain issues, it is a testament to the strength of our product offering and execution that we could deliver these results,” said Kevin Hostetler, Chief Executive Officer.

Mr. Hostetler continued, “As we look forward to 2023, we remain optimistic on the state of the solar industry. The passage of the IRA has already jump-started new investments from industry participants and undoubtedly will lead to a significant amount of growth in the years to come. However, we currently do not have clear enough guidelines on two critical aspects of the bill, the domestic content provision and the tracker manufacturing credits, to reasonably estimate the financial impact to us in 2023. Accordingly, our guidance range for the year does not consider any of these potential benefits. That said, at the midpoint of our range we are still forecasting year-over-year revenue growth north of 15% and a near doubling of our Adjusted EBITDA as we deliver a full year with gross margins in the high teens to low twenties range. We made significant progress in 2022 on our business processes, product offerings, and financial execution and I look forward to continuing to build on that progress in 2023,” concluded Mr. Hostetler

Full Year 2023 Guidance
For the year ending December 31, 2023, the Company expects:
•Revenue to be in the range of $1,800 million to $1,950 million
•Adjusted EBITDA(4) to be in the range of $240 million to $265 million
•Adjusted net income per share(4) to be in the range of $0.75 to $0.85

(4) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2023 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Late Filing on Form 12b-25

Today the Company filed Notification of Late Filing on Form 12b-25 with the SEC as it determined it would be unable to file its Annual Report on Form 10-K (the “Annual Report”) by its original due date of March 1, 2023 as it requires additional time to obtain and review financial information related to the STI acquisition in January 2022 and to complete the procedures related to management’s assessment of the effectiveness of its internal controls.

The Company expects to file its Annual Report within the extension period of 15 calendar days as provided by Rule 12b-25 under the Securities Exchange Act of 1934, as amended.

Conference Call Information
Array management will host a conference call to discuss their fourth quarter and full year 2022 financial results on March 15, 2023, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing (877)-451-6152 (domestic) or 1-201-389-0879 (international). A telephonic replay will be available approximately three hours after the call by dialing (844)-512-2921, or for international callers, (412)-317-6671. The passcode for the live call and the replay is 13735768. The replay will be available until 11:59 p.m. (ET) on March 29, 2023.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, our continued integration of STI Norland and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: we may be unable to successfully integrate the business of STI Norland into our business or achieve the anticipated benefits of the acquisition of STI Norland; on March 25, 2022, the Department of Commerce initiated a circumvention inquiry on the anti-dumping duty and countervailing duty orders related to crystalline silicone photovoltaic cells, which inquiry presents risks and uncertainty that are difficult to predict and accordingly the ranges provided assume no material negative impact resulting from such inquiry; if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment, could harm our business and negatively impact revenue, results of operations and cash flows; the impact of the ongoing conflict in Ukraine on our business; the ongoing COVID-19 pandemic has materially and adversely affected our business and results of operations, and the duration and extent to which it will continue to adversely impact our business and results of operations remains uncertain and could be material; significant changes in the costs of raw materials could adversely affect our financial performance; defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products; existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems, which may significantly reduce demand for our products or harm our ability to compete; changes in the U.S. trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This presentation includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) equity-based compensation, (iv) remeasurement of the fair value of contingent consideration, (v) ERP implementation costs, (vi) certain legal expense, (vii) other costs, and (viii) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We define Adjusted Net Income per share as Adjusted Net Income divided by the diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles net income (loss) to Adjusted EBITDA:

Full Year 2022 (in millions)	Twelve Months Ended December 31,
	2022	2021
Net income (loss)	$6 - $8	$(50)
Preferred dividends and accretion	48	16
Net income (loss) to common shareholders	($42) - ($40)	$(66)
Other (income) expense, net	(3)	1
Legal Settlement (a)	(43)	—
Foreign currency (gain) loss	(1)	—
Preferred dividends and accretion	48	16
Interest expense	34	35
Income tax (benefit) expense	(10)	(11)
Depreciation expense	3	2
Amortization of intangibles	99 - 100	24
Equity-based compensation	15	16
Contingent consideration	(5)	3
Legal expense (b)	6	3
M&A (c)	6	4
Other costs (d)	19	16
Adjusted EBITDA	$126 - $129	$43

(a) Settlement in our favor resulting from the action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets.

(b) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, and (iii) other litigation/settlements. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) Represents fees related to the acquisition of STI Norland.

(d) For the twelve months ended December 31, 2022, (i) $7 million related to certain professional fees incurred related to integration, (ii) $7 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $5 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future. For the twelve months ended December 31, 2021, other costs represent (i) $6 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) $6 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather (iii) Certain costs associated with our IPO and Follow-on Offering of $2 million (iv) Certain professional fees & payroll related costs we do not expect to incur in the future of $2 million.

The following table reconciles net income (loss) to Adjusted Net Income:

Full Year 2022 (in millions, except per share and share amount)	Year Ended December 31,
	2022	2021
Net income (loss)	$6 - $8	$(50)
Preferred dividends and accretion	48	16
Net income (loss) to common shareholders	($42) - ($40)	$(66)
Amortization of intangibles	99 - 100	24
Amortization of debt discount and issuance costs	7	15
Preferred accretion	22	7
Equity based compensation	15	16
Contingent consideration	(5)	3
Legal expense (a)	6	3
M&A (b)	6	6
Legal Settlement (c)	(43)	—
Other costs(d)	19	16
Income tax expense of adjustments (e)	(33) - (32)	(15)
Non-recurring income tax adjustments related to the IRS settlement and CARES Act	—	1
Adjusted Net Income	$51 - $55	$9

Net loss per share of common stock
Basic	($0.28) - ($0.27)	$(0.51)
Diluted	($0.28) - ($0.27)	$(0.51)
Weighted average number of shares of common stock
Basic	149,819	129,984
Diluted	150,436	129,984
Adjusted net income per share of common stock
Basic	$0.34 - $0.37	$0.07
Diluted	$0.34 - $0.37	$0.07
Weighted average number of shares of common stock
Basic	149,819	129,984
Diluted	150,436	130,146

(a) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, and (iii) other litigation/settlements. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) Settlement in our favor resulting from the action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets.

(d) For the twelve months ended December 31, 2022, (i) $7 million related to certain professional fees incurred related to integration, (ii) $7 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $5 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future. For the twelve months ended December 31, 2021, other costs represent (i) $6 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) $6 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather (iii) Certain costs associated with our IPO and Follow-on Offering of $2 million (iv) Certain professional fees & payroll related costs we do not expect to incur in the future of $2 million.

(e) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.